CAPITAL CORPORATION

Audit Committee Charter

1.	Composition

The Audit Committee of the Board of Directors of NB Capital Corporation (the “Corporation”) shall be composed of a minimum of two independent directors, each of whom shall have no relationship with the Corporation that may interfere with the exercise of his or her independence from management. Independence shall be interpreted as meaning that each member shall not (a) accept any consulting, advisory or other compensatory fee from the Corporation or its parent corporation or any of its affiliates, other than (i) in the member’s capacity as a member of the Board of Directors of the Corporation or any board committee or (ii) fixed amounts of compensation under a retirement plan that are not contingent in any way upon continued service to the Corporation or (b) be a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation or any of its subsidiaries.

The Audit Committee members shall be appointed annually by the Board of Directors. Following such appointment, each member shall cooperate with the Board of Directors, in order for the Board to determine whether each member qualifies as an “audit committee financial expert”, as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC Rules”).

At least one member of the Audit Committee shall be an audit committee financial expert unless the Board determines that no member of the Committee need be an audit committee financial expert.

Each member of the Audit Committee shall meet all applicable requirements of the listing standards of the New York Stock Exchange, Inc. (the “Listing Standards”), section 10A of the Exchange Act and the SEC Rules, with respect to independence, financial literacy, accounting or related financial management expertise, and any other matters required by the Exchange Act, the SEC Rules or the Listing Standards, as the latter requirements are interpreted by the Board of Directors in its business judgement.

2.	Purpose

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation and to perform any other functions required by the Exchange Act, the SEC Rules or the Listing Standards.

In furtherance of this purpose, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm(s) engaged by the Corporation for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (the “External Auditor”). The External Auditor shall report solely and directly to the Audit Committee.

It is the responsibility of management of the Corporation to prepare financial statements in accordance with generally accepted accounting principles in the United States of America and of the External Auditor to audit those financial statements in accordance with generally accepted auditing standards in the United States of America. The Audit Committee’s responsibility is oversight of the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation. The Audit Committee is not responsible for guaranteeing the accuracy of the Corporation’s financial statements or the quality of the Corporation’s accounting practices. The fundamental responsibility for the preparation of the Corporation’s financial statements and disclosures rests with management.

3.	Authority

The Audit Committee shall have the authority to engage, at the Corporation’s expense but at funding levels determined by the Audit Committee, outside legal, accounting or other advisors, as it determines necessary to carry out its duties. The Audit Committee shall also have authority to obtain information, advice and assistance from any officer or employee of the Corporation. The Audit Committee shall have the appropriate funding from the Corporation, in amounts determined by the Audit Committee, for payment of the compensation of the External Auditor and the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may appoint and delegate power to subcommittees consisting of one or more members of the Audit Committee when appropriate and to the extent permitted by applicable law, including the power to grant advance approvals of audit and permitted non-audit services. A summary of the action of any such subcommittee to grant advance approvals of audit and permitted non-audit services shall be presented to the full Audit Committee at its next scheduled meeting. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation.

4.	Chairman

The Chairman of the Audit Committee shall be appointed by the Board of Directors and, in the event of the Chairman's absence or his inability to act, one of the members shall be designated by the Audit Committee to act as Chairman thereof.

5.	Secretary

The Secretary of the Corporation, the Assistant Secretary or any person designated by the Audit Committee shall act as the Secretary of the Audit Committee.

6.	Meetings

The Audit Committee shall meet with such frequency and at such intervals as it may determine is necessary to carry out its duties and responsibilities. The Audit Committee shall meet at such times as determined by its Chairman or as requested by a majority of the members.

7.	Vacancies

Vacancies on the Audit Committee shall be filled by the Board of Directors as it deems appropriate. Failure to fill a vacancy will not invalidate any decision of the Audit Committee, provided a quorum is present at the meeting where the decision is made.

8.	Duties

The following are the general responsibilities of the Audit Committee. The Audit Committee may assume such other responsibilities as it deems necessary or appropriate in carrying out its purpose or as may be required by the Exchange Act, the SEC Rules or the Listing Standards. The Audit Committee shall:

8.1 Be directly responsible for the appointment, retention, termination, compensation and oversight of the work of the External Auditor. In addition, the Audit Committee has the ultimate authority to approve all engagement terms of the External Auditor. The Audit Committee shall also be responsible for the resolution of disagreements between management and the External Auditor regarding financial reporting. The External Auditor shall report directly to the Audit Committee.

8.2  Recommend to the Board of Directors whether the annual audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

8.3 Review reports to management prepared by the External Auditor and any responses to the same by management.

8.4 Pre-approve all auditing and non-audit services to be provided to the Corporation by the External Auditor, subject to any exceptions provided in the Exchange Act or the SEC Rules.

8.5 Obtain and review, at least annually, the written disclosures and letter from the External Auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, or any other written material required by the Exchange Act, SEC Rules or Listing Standards to be provided by the External Auditor to the Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. Discuss with the External Auditor, at least annually (a) any issues or relationships disclosed in such report that, in the judgment of the Audit Committee, may have an impact on the competence or independence of the External Auditor (b) the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, (c) the independence of the External Auditor and (d) any other matters required by the Exchange Act, SEC Rules or Listing Standards.

8.6 Obtain and review annually, prior to the completion of the External Auditor’s annual audit of the Corporation’s year-end financial statements (the “Annual Audit”), a report from the External Auditor, describing (a) all critical accounting policies and practices to be used in the Annual Audit, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the External Auditor, and (c) other material written communications between the External Auditor and management, such as any management letter or schedule of unadjusted differences. Review any reports on such topics or similar topics prepared by management. Discuss with the External Auditor any material issues raised in such reports.

8.7 Review and evaluate the performance of the lead audit partner of the External Auditor and assure the regular rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law.

8.8 Discuss with management their views as to the competence, performance and independence of the External Auditor.

8.9 Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. Review periodically with management and Internal Auditors these procedures and any significant complaints received.

8.10 Prepare any report of the Audit Committee required to be included in the Corporation’s annual report filed on Form 10-K.

8.11 Perform such other duties and responsibilities, consistent with this Charter and governing law, delegated to the Audit Committee by the Board of Directors.

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON AUGUST 13, 2003
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON AUGUST 13, 2003

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON AUGUST 4, 2004
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON AUGUST 4, 2004

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON JULY 20, 2005
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON JULY 20, 2005

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON JULY 19, 2006
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON JULY 19, 2006

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON JULY 20, 2007
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON JULY 20, 2007

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON NOVEMBER 2, 2007
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON NOVEMBER 2, 2007